Exhibit 99.1

Contact:       Lee Posey
Chairman
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS FIRST QUARTER 2005 EARNINGS

DALLAS (July 20, 2004) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the first fiscal quarter ended June 25, 2004.

     Net sales for the first quarter of fiscal 2005 totaled $157.8 million compared with $155.9 million in the year-earlier period. Net income for the first quarter of fiscal 2005 totaled $1.1 million, or $0.05 per share, compared with net income of $0.8 million, or $0.04 per share, a year ago.

     Lee Posey, chairman of Palm Harbor Homes, Inc., remarked, “Fiscal 2005 is off to a positive start for Palm Harbor — as reflected in the favorable year-over-year trends we reported, the modest sequential improvement in revenues over the fourth quarter of fiscal 2004, and our return to profitability. While this improvement was largely driven by higher average sales prices, we believe these results reflect our proven ability to effectively manage our operations and control our costs. Notably, operating income for the first quarter was the best we have reported in the past six quarters. In addition, our backlog currently is higher than it has been in nine quarters, which further confirms a more favorable outlook for fiscal 2005. We believe Palm Harbor is well positioned to benefit from a sustained recovery in demand.”

     Larry Keener, president and chief executive officer of Palm Harbor Homes, Inc., commented, “Along with our continued focus on operational improvements, we remain intent on increasing sales of all of our product lines, including modular housing. We are pleased about the growing demand for modular housing and our first quarter sales of modular homes were up over 54 percent from the first quarter of fiscal 2004. Our innovative Discovery series is getting a lot of attention in the marketplace and we are enthusiastic about the momentum in our business as we continue to expand our market coverage. We are moving ahead on a slow and steady track. Furthermore, we remain confident about establishing our leadership position in this market, and believe that modular housing can be a key driver of Palm Harbor’s growth and profitability in fiscal 2005.”

“Our financial position remains very solid as we have continued to maintain tight control over key balance sheet items,” added Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc. “As previously announced in May 2004, we completed a successful private offering of $75 million aggregate principal amount of senior notes that will be convertible into shares of Palm Harbor’s common stock, subject to certain conditions. We have used a portion of the proceeds from this offering to further strengthen our balance sheet. As such, we have reduced our floor plan payable to $46.7 million from $84.1 million at year-end. We will continue to pursue a fiscally conservative operating strategy and carefully monitor our expenses in fiscal 2005.”

     A conference call regarding this release is scheduled for tomorrow, July 21, 2004, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.fulldisclosure.com. A 30-day replay will be available on both websites.

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured and modular homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results
(Unaudited)

	First Quarter Ended
	June 25,	June 27,
	2004	2003
Net sales	$157,751,000	$155,899,000
Net income	1,051,000	812,000
Net income per share — basic and diluted	0.05	0.04

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Income

(Dollars in thousands, except earnings per share)
For the first quarter ended June 25, 2004 and June 27, 2003

	First Quarter Ended
	June 25,	June 27,
	2004	2003
	(Unaudited)
Net sales	$157,751	$155,899
Cost of sales	117,132	115,522
Selling, general and administrative expenses	37,537	40,295

Income from operations	3,082	82
Interest expense	(1,947)	(1,691)
Equity in earnings of limited partnership	445	2,358
Other income	142	586

Income before income taxes	1,722	1,335
Income tax expense	(671)	(523)

Net income	$1,051	$812

Net income per common share – diluted	$0.05	$0.04

Weighted average common shares outstanding – assuming dilution	22,835	22,859

Condensed Balance Sheets

(Dollars in thousands)
June 25, 2004 and March 26, 2004

	June 25,	March 26,
	2004	2004
	(Unaudited)
Assets
Cash and cash equivalents	$67,552	$50,915
Trade receivables	54,660	48,766
Loans held for investment, net	106,349	96,833
Inventories	115,230	113,799
Property, plant and equipment, net	79,820	82,547
Other assets	128,580	128,962

Total Assets	$552,191	$521,822

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$88,432	$105,252
Floor plan payable	46,746	84,069
Other liabilities	160,300	76,448
Shareholders’ equity	256,713	256,053

Total Liabilities and Shareholders’ Equity	$552,191	$521,822

PALM HARBOR HOMES, INC.
Quick Facts

	First Quarter Ended
	June 25,	June 27,
	2004	2003
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	149	158
Added	1	2
Closed	(10)	(2)

Ending	140	158

Factory-built homes sold through:
Company-owned superstores and builder locations	1,411	1,683
Independent dealers, builders and developers	739	587

Total factory-built homes sold	2,150	2,270

Factory-built homes sold as:
Single-section	93	127
Multi-section	1,739	1,937
Modular	318	206

Total factory-built homes sold	2,150	2,270

Average sales prices:
Manufactured housing – retail	$75,000	$65,000
Manufactured housing – wholesale	51,000	43,000
Modular housing – retail	128,000	130,000
Modular housing – wholesale	72,000	65,000

Homes produced	2,097	2,143
Internalization rate (manufactured and modular)	66%	74%

FINANCIAL SERVICES:
Loan originations:
CPM	242	320
BSM	269	505